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                                                                    Exhibit 4(b)

                              FEE WAIVER AGREEMENT

     THIS FEE WAIVER AGREEMENT (the "Fee Waiver Agreement") is signed as of March 22, 2004 by MERRILL LYNCH INVESTMENT MANAGERS, L.P. (the "Manager" or "MLIM") and MERRILL LYNCH REAL INVESTMENT FUND (the "Fund").

     WHEREAS, the Fund intends to invest all of its assets in a "master" portfolio (the "Master Portfolio") of Master Real Investment Trust (the "Trust"), a mutual fund that has the same investment objectives and strategies as the Fund;

     WHEREAS, the Manager has entered into a Management agreement (the "Feeder Agreement") with the Fund whereby the Manager provides certain investment advisory and management services to the Fund;

     WHEREAS, the Manager desires to waive all or a portion of its fees to the extent necessary to avoid charging the Fund for services provided under the Feeder Agreement to the extent that such services are provided pursuant to the Trust's investment advisory agreement with MLIM (the "Master Agreement") in connection with the assets invested by the Fund in the Master Portfolio.

     WHEREAS, the Manager understands and intends that the Fund will rely on this Fee Waiver Agreement in preparing post-effective amendments to the Fund's registration statement on Form N-1A and in accruing the expenses of the Fund for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so; and

     WHEREAS, the shareholders of the Fund will benefit from the ongoing waivers by incurring lower operating expenses than they would absent such waivers.

     NOW, THEREFORE, the Manager agrees to waive advisory fees under the Feeder Agreement to the extent necessary to assure that any advisory fees charged under the Feeder Agreement are based on services provided that are in addition to, rather than duplicative of, services provided pursuant to the Master Agreement; provided, however, that, in no event, shall the Manager be required to waive fees in excess of the amount of fees actually charged by the Manager through its investment in the Master Portfolio.

     This contractual fee waiver shall be effective for as long as the Fund invests in the Trust.

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     IN WITNESS WHEREOF, the Manager and the Fund have agreed to this Fee Waiver
Agreement as of the day and year first above written.

                                       MERRILL LYNCH INVESTMENT MANAGERS, L.P.



                                       By: /s/ Donald C. Burke
                                          --------------------------------------
                                       Name:  Donald C. Burke
                                       Title: Treasurer

                                       MERRILL LYNCH  REAL INVESTMENT FUND


                                       By: /s/ Donald C. Burke
                                          --------------------------------------
                                       Name:  Donald C. Burke
                                       Title: Vice President and Treasurer